Exhibit 99.1
ITW NEWS RELEASE

ITW Reports 2011 Fourth Quarter Diluted Income Per Share from Continuing Operations of $0.90, a 36 Percent Increase; Total Revenues Grow 10.4 Percent and Organic Revenues Increase 5.9 Percent in the Quarter; Company Achieves Record Full-Year Revenues and Operating Earnings; Company Forecasts 2012 Full-Year Earnings Range of $4.02 to $4.26

     GLENVIEW, ILLINOIS—January 31, 2012—Illinois Tool Works Inc. (NYSE: ITW) today reported fourth quarter 2011 diluted income per share from continuing operations of $0.90, a 36 percent increase compared to the 2010 fourth quarter. Total revenues of $4.319 billion in the 2011 fourth quarter were 10.4 percent higher than the year-ago period.

     Fourth quarter 2011 financial highlights versus the prior-year period included:

     Organic or base revenues grew 5.9 percent, with North American organic revenues increasing 8.7 percent and international organic revenues growing 3.0 percent. Notably, European organic revenues grew 2.6 percent while China organic revenues increased 9.8 percent.

     Acquisitions net of divestitures added 4.7 percent to revenues while currency translation negatively impacted revenues by 0.4 percent.

     The Company’s fourth quarter operating income of $647.1 million and income from continuing operations of $437.1 million increased 34 percent and 33 percent, respectively. The fourth quarter income tax rate of 27.2 percent was lower than the forecasted rate of 29.0 percent, resulting in an additional $0.02 of diluted earnings per share.

     Total Company operating margins of 15.0 percent were 270 basis points higher due to the improvement in base operating margins of 330 basis points. Restructuring, acquisitions and currency translation modestly offset margin gains. Seven of the Company’s eight reporting segments reported operating margin improvement in the quarter.

     Free operating cash flow totaled $617 million in the fourth quarter, representing a free operating cash flow conversion ratio of 140 percent versus net income.

     Operating highlights for the 2011 fourth quarter compared to the year-ago period featured:

     Total revenues for the Power Systems and Electronics segment increased 16.0 percent. Segment organic revenues grew 10.2 percent mainly due to contributions from the worldwide welding equipment and consumables businesses. The worldwide welding businesses’ organic revenues increased 22.8 percent, with North American welding growing organic revenues 25.2 percent. Organic revenues for international welding increased 16.4 percent, with China and Europe contributing to growth.  Key worldwide end markets for the welding businesses continued to include oil and gas as well as heavy equipment manufacturers. Organic revenues for the total electronics businesses declined 7.7 percent. Both the PC board fabrication and other electronics businesses were hampered by slowing consumer demand and customer inventory corrections in the quarter. Total segment operating margins of 19.5 percent were 190 basis points higher than the year-ago period.

     Total revenues for the Transportation segment increased 20.9 percent. Segment organic revenues grew 8.7 percent in part due to ongoing strength in automotive OEM car builds and related product penetration. The Company’s worldwide automotive OEM organic revenues increased 7.9 percent compared to a fourth quarter worldwide car build growth rate of 1 percent. North American and European automotive organic revenues increased 8.0 percent and 7.7 percent, respectively. The Company’s automotive aftermarket and truck remanufacturing businesses also contributed to revenue growth, with organic revenues growing 5.6 percent and 19.5 percent, respectively. Total segment operating margins of 15.0 percent were 200 basis points higher than the year-earlier period.

     “Our fourth quarter financial performance was a solid effort by the ITW team,” said Chairman and Chief Executive Officer David B. Speer. “We produced strong top line growth, solid margin improvement and impressive free operating cash flow. The fourth quarter capped off very strong full-year performance, with 2011 revenues growing 15.4 percent and organic revenues increasing 7.5 percent.  This helped us achieve record 2011 full-year revenues as well as record operating earnings.  We also delivered 15.4 percent operating margins that were 80 basis points higher than 2010.”

     Looking ahead to 2012, the Company is forecasting 2012 full-year diluted income per share from continuing operations to be in a range of $4.02 to $4.26 and assumes a total revenue growth range of 5.0 percent to 8.0 percent. For the 2012 first quarter, the Company is forecasting diluted income per share from continuing operations to be in a range of $0.89 to $0.97 and assumes a total revenue growth range of 6.0 percent to 9.0 percent.

     This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding diluted income per share from continuing operations and total revenue growth. These statements are subject to certain risks, uncertainties and other factors which could cause actual results to differ materially from those anticipated. Such factors include those contained in ITW’s 2010 Form 10-K.

     Celebrating its 100-year anniversary in 2012, ITW (NYSE: ITW) is a Fortune 200 global diversified industrial manufacturer of value-added consumables and specialty equipment with related service businesses. The company focuses on profitable growth and strong returns across worldwide platforms and businesses. These businesses serve local customers and markets around the globe, with a significant presence in developed as well as emerging markets. ITW’s revenues totaled $17.8 billion in 2011, with more than half of these revenues generated outside of the United States.

Contact: John Brooklier, 847-657-4104 or jbrooklier@itw.com

ILLINOIS TOOL WORKS INC. AND SUBSIDIARIES
STATEMENT OF INCOME (UNAUDITED)
(In thousands except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2011	2010	2011	2010
Operating Revenues	$4,319,308	$3,913,748	$17,786,583	$15,415,692
Cost of revenues	2,798,365	2,606,132	11,517,885	9,996,668
Selling, administrative, and research and development expenses	804,774	772,307	3,282,352	2,956,574
Amortization of intangible assets	69,087	52,727	255,338	207,427
Impairment of goodwill and other intangible assets	—	—	—	1,006
Operating Income	647,082	482,582	2,731,008	2,254,017
Interest expense	(54,172)	(44,109)	(192,133)	(175,163)
Other income (expense)	7,905	2,938	53,839	9,984
Income from Continuing Operations Before Income Taxes	600,815	441,411	2,592,714	2,088,838
Income Taxes	163,700	113,115	575,700	636,400
Income from Continuing Operations	437,115	328,296	2,017,014	1,452,438
Income from Discontinued Operations	5,082	7,367	54,370	50,514
Net Income	$442,197	$335,663	$2,071,384	$1,502,952

Income Per Share from Continuing
Operations:
Basic	$0.90	$0.66	$4.10	$2.90
Diluted	$0.90	$0.66	$4.08	$2.89

Income Per Share from Discontinued
Operations:
Basic	$0.01	$0.01	$0.11	$0.10
Diluted	$0.01	$0.01	$0.11	$0.10

Net Income Per Share:
Basic	$0.91	$0.68	$4.21	$3.00
Diluted	$0.91	$0.67	$4.19	$2.99

Shares outstanding during the period:
Average	483,367	496,710	491,439	500,772
Average assuming dilution	485,639	499,898	494,646	503,350

ESTIMATED FREE OPERATING CASH FLOW
	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2011	2010	2011	2010
Net cash provided by operating activities	$711,663	$356,174	$1,956,008	$1,488,313
Less: Additions to plant and equipment	(94,494)	(88,144)	(353,408)	(287,759)
Free operating cash flow	$617,169	$268,030	$1,602,600	$1,200,554

ILLINOIS TOOL WORKS INC. AND SUBSIDIARIES
STATEMENT OF FINANCIAL POSITION (UNAUDITED)
(In thousands)

	DECEMBER 31,	DECEMBER 31,
ASSETS	2011	2010
Current Assets:
Cash and equivalents	$1,177,875	$1,186,367
Trade receivables	2,818,892	2,581,592
Inventories	1,715,859	1,634,856
Deferred income taxes	365,905	301,486
Prepaid expenses and other current assets	384,491	266,187
Assets held for sale	386,324	—
Total current assets	6,849,346	5,970,488

Noncurrent Assets:
Net plant and equipment	2,025,396	2,066,156
Investments	408,906	440,760
Goodwill	5,197,601	4,971,818
Intangible assets	2,233,378	1,731,016
Deferred income taxes	633,832	615,326
Other assets	635,055	616,747
	$17,983,514	$16,412,311

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$502,063	$326,236
Accounts payable	696,776	749,489
Accrued expenses	1,435,603	1,391,396
Cash dividends payable	174,099	169,233
Income taxes payable	56,517	386,498
Deferred income taxes	4,821	—
Liabilities held for sale	106,848	—
Total current liabilities	2,976,727	3,022,852

Noncurrent Liabilities:
Long-term debt	3,488,198	2,542,087
Deferred income taxes	116,954	194,590
Other liabilities	1,367,571	1,080,783
Total noncurrent liabilities	4,972,723	3,817,460

Stockholders’ Equity:
Common stock	5,425	5,385
Additional paid-in-capital	686,155	460,806
Income reinvested in the business	11,794,184	10,407,946
Common stock held in treasury	(2,692,196)	(1,740,682)
Accumulated other comprehensive income	224,223	427,155
Noncontrolling interest	16,273	11,389
Total stockholders' equity	10,034,064	9,571,999
	$17,983,514	$16,412,311

ILLINOIS TOOL WORKS INC. SEGMENT DATA FOURTH QUARTER 2011 (In Thousands)

Current Quarter			Year to Date
	F/(U) 2010			F/(U) 2010
2011	$	%	2011	$	%

Transportation
Revenues	757,403	130,943	20.9%	3,108,349	586,123	23.2%
Operating income	113,718	32,573	40.1%	474,592	105,138	28.5%
Op margin %	15.0%			15.3%
Change in margin % vs prior year	2.0 pts s			0.7 pts s
Power Systems & Electronics
Revenues	714,312	98,266	16.0%	2,872,161	462,957	19.2%
Operating income	139,228	31,023	28.7%	580,674	111,430	23.8%
Op margin %	19.5%			20.2%
Change in margin % vs prior year	1.9 pts s			0.7 pts s
Industrial Packaging
Revenues	618,949	41,175	7.2%	2,612,108	340,049	15.0%
Operating income	61,058	12,690	26.2%	273,342	42,039	18.2%
Op margin %	9.9%			10.5%
Change in margin % vs prior year	1.5 pts s			0.3 pts s
Food Equipment
Revenues	506,954	18,317	3.8%	1,982,187	125,136	6.7%
Operating income	86,518	35,981	71.2%	303,771	48,711	19.1%
Op margin %	17.1%			15.3%
Change in margin % vs prior year	6.8 pts s			1.6 pts s
Construction Products
Revenues	461,450	14,795	3.3%	1,958,370	204,885	11.7%
Operating income	51,736	12,337	31.3%	225,448	33,378	17.4%
Op margin %	11.2%			11.5%
Change in margin % vs prior year	2.4 pts s			0.5 pts s
Polymers & Fluids
Revenues	316,678	33,059	11.7%	1,364,004	257,979	23.3%
Operating income	38,401	398	1.0%	208,873	20,177	10.7%
Op margin %	12.1%			15.3%
Change in margin % vs prior year	(1.3) pts s			(1.8) pts s
Decorative Surfaces
Revenues	248,125	7,083	2.9%	1,083,157	95,465	9.7%
Operating income	28,787	6,992	32.1%	132,394	15,061	12.8%
Op margin %	11.6%			12.2%
Change in margin % vs prior year	2.6 pts s			0.3 pts s
All Other
Revenues	711,617	54,256	8.3%	2,889,699	291,224	11.2%
Operating income	127,636	32,506	34.2%	531,914	101,057	23.5%
Op margin %	17.9%			18.4%
Change in margin % vs prior year	3.4 pts s			1.8 pts s

Intercompany Revenues	(16,180)	7,366		(83,452)	7,073

As Reported on the Statement of Income
Revenues	4,319,308	405,560	10.4%	17,786,583	2,370,891	15.4%
Operating income	647,082	164,500	34.1%	2,731,008	476,991	21.2%
Op margin %	15.0%			15.4%
Change in margin % vs prior year	2.7 pts s			0.8 pts s